                                                                    EXHIBIT 3.3

                 AMENDED ARTICLE IX OF THE CORPORATION'S BYLAWS,
                         IN EFFECT AS OF JULY 16, 1993:

                                   ARTICLE IX
                                 INDEMNIFICATION

         SECTION 9.01. PERMISSIBLE INDEMNIFICATION. The Corporation shall, to the maximum extent permitted by Section 145 (as it shall be amended from time to time) or any other applicable provisions of the Delaware General Corporation Law or by Delaware law, have power to indemnify each of its Agents against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For purposes of this Article, an "Agent" of the Corporation or another corporation includes any person who is or was a director, officer, employee or other agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or of any committee or similar body, in his or her capacity as such.

         SECTION 9.02. MANDATORY BROADEST LAWFUL INDEMNIFICATION OF DIRECTORS. The Corporation shall, to the broadest and maximum extent then permitted by Delaware law, as the same exists from time to time, indemnify each person who serves as a director of the Corporation on or after June 30, 1987 who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that her or she is or was an Agent of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him or her in connection with such action, suit or proceeding. In addition, the Corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same may exist from time to time, pay to such director any and all expenses (including attorneys' fees) incurred in defending or settling any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the Corporation as authorized in this Section 9.02. The first sentence of this
Section 9.02 to the contrary notwithstanding, the Corporation shall not indemnify any such director with respect to any of the following matters: (i) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or
(ii) any accounting of profits made from the purchase or sale by such person of the Corporation's securities in violation of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; or (iv) actions based on or attributable to such person having gained any personal profit or advantage to which he or she was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he or she was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful. The Corporation shall perform its obligations under the second sentence of this Section 9.02 on behalf of such director until such time as it shall be ultimately determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the Corporation as authorized by the first sentence of this Section 9.02 by virtue of any of the preceding clauses (i), (ii), (iii), (iv) or (v) or otherwise.

         SECTION 9.03. OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall not be deemed exclusive and is declared expressly to be nonexclusive of any other rights to which any person seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         SECTION 9.04. CONSTITUENT CORPORATIONS. For the purpose of this Article IX, reference to "the Corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger involving the Corporation which, if its separate existence had continued, would have had power and authority to indemnify Agents, so that any person who is or was an Agent of such constituent corporation shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         SECTION 9.05. SEVERABILITY. If any part of this Article IX shall be found, in any action, suit or proceeding or appeal therefrom or in any other circumstances or as to any particular officer, director, employee, or agent, to be unenforceable, ineffective or invalid for any reason, the enforceability, effect and validity of the remaining parts or of such parts in other circumstances shall not be affected, except as otherwise required by applicable law.

         SECTION 9.06. AMENDMENTS. The foregoing provisions of this Article IX shall be deemed to constitute an agreement between the Corporation and each director entitled to indemnification hereunder, for as long as such provisions remain in effect. Any amendment to the foregoing provisions of this Article IX which limits or otherwise adversely affects the scope of indemnification or rights of any such directors hereunder shall, as to such a director, apply only to claims arising, or causes of action based on actions or events occurring, after such amendment and delivery of notice of such amendment to the director so affected. Until notice of such amendment is given to the director whose rights hereunder are adversely affected, such amendment shall have no effect on such rights of the director hereunder. Any director entitled to indemnification under the foregoing provisions of this
Article IX, as to any act or omission occurring prior to the date of receipt of such notice, shall be entitled to indemnification to the same extent as if such provision had continued as Bylaws of the Corporation without such amendment.

         SECTION 9.07. FORMER DIRECTORS AND SUCCESSORS. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         SECTION 9.08. SELECTION OF COUNSEL. In the event the Corporation shall become obligated under this Article IX, or under California Labor Code Section 2802, California Corporations Code Sections 317 and 2115, Delaware General Corporation Law Section 145 or other statutory provisions or common law rules, to defend a current or former Agent ("Indemnitee") or advance or pay costs or expenses of defending Indemnitee (together, "Indemnity Obligations" in any action, suit or proceeding (a "Proceeding"), Indemnity shall given prompt notice thereof to the Corporation and the Corporation shall be entitled to assume such defense, with qualified counsel reasonably selected by the Corporation. Such defense may be conducted jointly with the defense of the Corporation and other indemnitees of the Corporation involved in the Proceeding. In any such Proceeding, Indemnitee shall have the right to employ his or her own separate counsel , but such counsel's fees and expenses shall be at Indemnitee's expense and the Corporation will not be liable to Indemnitee under this Article IX or Indemnity Obligations for any such fees or expenses, except as provided below. If (a) such employment of separate counsel by Indemnitee at the Corporation's expense is specifically authorized by the Corporation in writing, or (b) there is a material conflict of interest between the Corporation and Indemnitee in the conduct of such defense, or (c) such counsel retained by the Corporation shall not assume and continue such defense of Indemnitee, then the reasonable fees and expenses of separate counsel to defend Indemnitee in such Proceeding, who is approved by the Corporation (which approval shall not be unreasonably withheld), shall be paid by the Corporation.

         SECTION 9.09. MANDATORY ARBITRATION. Any controversy, dispute or claim of whatever nature arising of, in connection with, or in relation to the interpretation, performance or breach of this Article IX, including any claim based on contract, tort or statute, shall be settled, at the request of the Corporation or an Agent involved in such controversy, dispute or claim, by final and binding arbitration conducted at a location determined by the arbitrator in Orange County California administered by and according with the then existing Rules of Practice and Procedure of Judicial Arbitration and Mediation Services, Inc. (JAMS), except that, unless otherwise agreed by the parties in writing, (a) each party shall pay its pro rata share of the arbitrators fees and expenses, in addition to the other expenses of the arbitration approved by the arbitrator,
(b) each party shall pay its own attorney's fees, witness fees and other expenses incurred for its own benefit, unless otherwise provided by statute, and
(c) Delaware law shall be
applied to interpret and determine the effect of this Article IX. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

         SECTION 9.10. NO DUPLICATION OF PAYMENTS. The Corporation shall not be liable under this Article IX to make any payment to or for the benefit of Indemnitee relating to any Proceeding with respect to which payment is actually made to or for the benefit of Indemnitee under a valid and collectible insurance policy, or with respect to which indemnity is indemnified by the Company or a third party otherwise than pursuant to this Agreement, except for payment of any excess beyond the amount of such payment under such insurance policy or indemnification. In the event of any payment by the Company to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of Indemnitee's rights of recovery with respect to the same Proceeding under any insurance policy or third party indemnification obligation. Indemnity shall execute all papers required and shall do everything that may be necessary or appropriate to enable the Corporation effectively to enforce such rights.